Exhibit 10.2

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

2020 RESTRICTED SHARE AWARD NOTICE

This RESTRICTED SHARE AWARD NOTICE (the “Award Notice”) is effective on the 29th day of May, 2020 (the “Award Date”) and is made by Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Trust”), to                 (the “Grantee”), a “Non-Employee Trustee,” as defined in the Pennsylvania Real Estate Investment Trust Amended and Restated 2018 Equity Incentive Plan (the “Plan”).

WHEREAS, the Trust desires to award the Grantee shares of beneficial interest in the Trust (“Shares”) subject to certain restrictions as hereinafter provided, in accordance with the provisions of the Plan, a copy of which is attached hereto (if not previously provided to the Grantee);

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Award of Restricted Shares. The Trust hereby awards to the Grantee as of the Award Date                 Shares subject to the restrictions set forth in Paragraph 2 (“Restricted Shares”). This grant is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time (but only to the extent that such amendments apply to outstanding grants of Restricted Shares). Such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Award Notice.

2.    Vesting

(a)    Vesting. The Grantee shall vest in (i.e., have the right to sell, assign, transfer, pledge or otherwise encumber or dispose of) the Restricted Shares granted under the Award Notice as indicated in the schedule below.

Date Restricted Shares Become Vested	Number of Restricted Shares
May 15, 2021	Restricted Shares

Notwithstanding the above, the vesting of the Restricted Shares will fully accelerate, and the Grantee or the Grantee’s beneficiary shall have the right to sell, assign, transfer, pledge or otherwise encumber or dispose of all of the Restricted Shares, upon the termination of the Grantee’s service as a Non-Employee Trustee as a result of the death or Disability (as defined in the Plan) of the Grantee.

The Board of Trustees (the “Board”) may at any time accelerate the time at which the restrictions on all or any part of the Restricted Shares will lapse.

(b)    Accelerated Vesting Upon Change in Control. All unvested Restricted Shares awarded to the Grantee shall become fully vested upon a “Change in Control” as defined in Section 2 of the Plan.

3.    Restriction Provisions; Share Certificates. The Trust’s transfer agent shall register the Grantee’s Restricted Shares in a book entry in the Grantee’s name (or, if the Grantee so requests, in the name of the Grantee and the Grantee’s spouse, jointly with right of survivorship), and shall include provisions in its records noting the restrictions on transfer on such Restricted Shares that are set forth in this Award Notice. The Restricted Shares shall remain subject to such restrictions until the Grantee becomes vested in the Restricted Shares. The Grantee, by accepting this award, irrevocably grants to the Trust a power of attorney to direct the Trust’s transfer agent to transfer to the Trust any Restricted Shares that are forfeited pursuant to Paragraph 5. The Grantee also agrees, by accepting this award, to execute any documents requested by the Trust in connection with such transfer to the Trust. As soon as practicable after the Restricted Shares become vested under Paragraph 2, such restriction provisions shall be removed, and the Shares shall be delivered to the Grantee in the form of certificates or in any other form permitted by the Trust.

4.    Voting and Dividend Rights. The Grantee shall have voting rights and the right to receive dividends on non-vested Restricted Shares. Any dividend payments received with respect to Restricted Shares for which a Section 83(b) election (as described in Paragraph 6) has not been made will be taxed as ordinary income for the period that the Restricted Shares are not vested. Any dividend payments received with respect to Restricted Shares for which a Section 83(b) election has been made will be taxed in the same manner as dividends received by other shareholders.

5.    Termination of Service. Except as the Board may otherwise provide in its discretion, upon termination of the Grantee’s service as a Non-Employee Trustee for any reason other than the Grantee’s death or Disability, all unvested Restricted Shares held by the Grantee shall be forfeited by the Grantee and transferred to the Trust pursuant to the power of attorney described above in Paragraph 3 without any further action by the Grantee.

6.    Notice of Tax Election. An election under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), for the immediate recognition of income attributable to the award of Restricted Shares, must be made within 30 days after the issuance of the Restricted Shares. The Grantee shall inform the Trust in writing of such Section 83(b) election within 10 days of the filing of such election.

7.    Transferability. The Grantee may not assign or transfer, in whole or in part, Restricted Shares subject to the Award Notice in which the Grantee is not vested.

8.     Grants Received for Investment. Unless the Trust has theretofore notified the Grantee that a registration statement covering the Restricted Shares granted under this Award Notice has become effective under the Securities Act of 1933, as amended, and the Trust has not thereafter notified the Grantee that such registration statement is no longer effective, the Restricted Shares acquired pursuant to this Award Notice shall be acquired for investment and not with a view to distribution, and by executing this Award Notice the Grantee hereby certifies such investment intent. The Trust shall be entitled to restrict the transferability of the Restricted Shares to the extent necessary to avoid a risk of violation of the Securities Act of 1933, as amended (or of any rules or regulations promulgated thereunder), or of any state laws or regulations. Such restrictions may, in the discretion of the Trust, be noted or set forth in full on the Restricted Share certificates.

9.    Governing Law. This Award Notice shall be construed in accordance with, and its interpretation shall be governed by, applicable federal law and otherwise by the laws of the Commonwealth of Pennsylvania (without reference to the principles of the conflict of laws).

10.    Electronic Delivery of Documents. The Trust may deliver electronically to the Grantee any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Trust’s Intranet site. Upon written request, the Trust will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically. The ability of the Trust to deliver documents electronically as described in this paragraph may be revoked by the Grantee at any time by written notice to the Trust.

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IN WITNESS WHEREOF, the Trust has caused this Award Notice to be duly executed by its duly authorized officer on the date indicated below.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:
Joseph F. Coradino, CEO

Date

ACKNOWLEDGED and ACCEPTED:

[Name of Trustee]